March 30, 2006

To the Shareholders of Seasons Bancshares, Inc.:

On March 21, 2006 we announced the execution of a definitive merger agreement between Seasons Bancshares, Inc., the parent company of Seasons Bank, and NBC Capital Corporation. [A copy of the press release announcing this transaction is included with this letter.] NBC is a $1.5 billion asset community bank holding company based in Starkville, Mississippi. NBC is traded on the American Stock Exchange, symbol NBY. The planned merger is a 55% stock and 45% cash transaction.

Under the terms of the merger agreement, our shareholders may elect to receive cash and/or stock as consideration for their shares of Seasons Bancshares common stock. For each share of Seasons Bancshares common stock you own, you may elect to receive $18.83 in cash or a number of shares of NBC common stock having an approximate value of $18.83. If our shareholders elect to receive more or less than 45% of the merger consideration in cash, their elections will be adjusted on a pro rata basis such that 45% of the merger consideration is paid in cash. The merger is valued at approximately $22.0 million. We expect the merger to close early in the fourth quarter of 2006.

We are pleased to report that Seasons Bank will continue operating with its current management and community board under the name Cadence Bank, N.A. The merger will be good for our customers, our employees, our communities and our shareholders. Because of the commitment to community banking that both NBC and Seasons Bank share, this partnership will only serve to enhance the commitment to customer service excellence that has been such an integral part of our success. We look forward to joining NBC.

You will receive more detailed information regarding this transaction in the coming months. We urge you to read the proxy statement/prospectus and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and shareholders will be able to receive the proxy statement/prospectus and other documents filed by NBC free of charge at the SEC’s web site, http://www.sec.gov, or from NBC Capital Corporation at P.O. Box 1187, Starkville, Mississippi 29760, Attention: Richard T. Haston.

Thank you for your past and continuing support.

William L. Sutton
Chief Executive Officer